Exhibit 99.1


News Release

FOR IMMEDIATE RELEASE

FactSet is a registered trademark of FactSet Research Systems Inc.

Howard E. Wille to Retire as CEO of FactSet Research Systems

Co-Founder Charles J. Snyder Appointed Interim CEO


May 22, 2000, (Greenwich, CT)--FactSet Research Systems Inc., (NYSE: FDS) a major supplier of computer-based financial and economic data to the investment community, today announced that Howard E. Wille, 72, has stepped down as Chief Executive Officer of the Company.


Mr. Wille, who has served as Chairman and Chief Executive since the Company's formation in 1978, will remain Chairman of the Board of FactSet until the end of the current fiscal year.


Charles J. Snyder, co-founder of FactSet and Vice Chairman of the Company's Board of Directors, has been named interim CEO while an executive search is conducted by the Company's Board of Directors. Michael F. DiChristina will continue as President and Chief Operating Officer and will report to Mr. Snyder.


"I have spent the last 22 years building and actively managing FactSet," said Mr. Wille. "However, I believe that the time has come to reduce my role at the Company, thereby allowing me to spend more time pursuing personal interests. Chuck has been my partner at FactSet from the beginning and will help guide the Company in the coming months."


"I am proud of all that we have accomplished, and I am pleased to make this announcement while the Company is showing robust growth and continued high profitability," continued Mr. Wille. "FactSet is well positioned to continue to expand into new markets and create innovative services."


FactSet Research Systems Inc. is a leading provider of global financial and economic information, including fundamental data on tens of thousands of companies worldwide. Combining more than 100 databases into its own dedicated online service, the company also provides the tools to download, combine and manipulate the data for investment analysis.


The company, headquartered in Greenwich, Connecticut, was formed in 1978 and now conducts operations from nine locations worldwide including Boston, New York, San Mateo, London, Tokyo, Hong Kong, and Sydney.